EXHIBIT 99.2

Wireless Ronin Announces Purchase Order for RoninCast® for Automotive

MINNEAPOLIS, MN – November 16, 2010 – Wireless Ronin Technologies, Inc. (Nasdaq: RNIN), a Minneapolis-based digital signage provider, announced today that it has received a purchase order for RoninCast® for automotive with a total value of $1.0 million.  Of the $1.0 million, approximately $0.7 million relates to hardware and approximately $0.3 million is for the purchase of RoninCast software and services.  Wireless Ronin expects to complete the foregoing installations within the next 30 to 60 days.

“We are pleased with the reemergence of the automotive industry and the role we see RoninCast for Automotive playing in this marketplace,” said Scott Koller, president and chief operating officer of Wireless Ronin Technologies, Inc.  “This demonstrates the automotive industry’s forward thinking approach to the in-dealership customer experience using RoninCast digital signage software.  We believe this further solidifies our position in the automotive industry and we seek to continue to strengthen this position as we build on these relationships.”

Each dealer location will receive hardware, RoninCast for Automotive software, recurring content development and monthly support through the Wireless Ronin network operations center (NOC).

About Wireless Ronin Technologies
Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® software as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from a central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, training, and support and hosting through our networks operations center (NOC).  The company's common stock trades on the NASDAQ Capital Market under the symbol "RNIN".

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the risk factors section of the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

Contacts:

MEDIA
Erin Haugerud, manager of communications and investor relations
ehaugerud@wirelessronin.com
952.564.3535